EXHIBIT 99.1






FOR IMMEDIATE RELEASE         Contact:  Joe Winn, Chief Financial Officer or
                              Bruce Danziger, Director of Investor Relations


                    AMERICAN RADIO SYSTEMS ACQUIRES KSSJ-FM,
                             SACRAMENTO, CALIFORNIA

Boston, Massachusetts -- May 28, 1996 -- American Radio Systems Corporation (NASDAQ: AMRD) announced today that it has signed a purchase and sale agreement to acquire radio station KSSJ-FM, in Sacramento, California, from Olympic Broadcasters, Inc. The station will be acquired for approximately $13,500,000. Consummation of the transaction is subject to the approval of the Federal Communications Commission.

American will be responsible for the management of the station under a Local Marketing Agreement commencing July 1. The Company currently has agreements to acquire KYMX-FM, KCTC-AM, KSTE-AM, KSFM-FM and KMJI-AM in Sacramento from other sellers.

Steve Dodge, American's Chairman and CEO, stated, "This acquisition will help us increase our presence in a market we're very excited about. We look forward to working with the management and staff of KSSJ and building on what they have accomplished."

Paul Leonard of Star Media Group acted as the broker in this transaction.

American Radio Systems Corporation began trading shares publicly in June, 1995 on NASDAQ. The Company owns and/or manages twenty-five FM and eleven AM stations in Boston, Baltimore, Sacramento, Hartford, Las Vegas, Austin, Buffalo, West Palm Beach, Rochester and Dayton. The Company also has options and/or agreements to buy additional radio stations in Portland, Hartford, Las Vegas, San Jose, Buffalo, West Palm Beach, Rochester, Fresno, Omaha and Dayton.